EXHIBIT 99.1

eOn Communications to Return to Profitability with

Positive Operating Cash Flow in Fiscal Third Quarter

Expects 45% Increase in Revenues

ATLANTA (May 5, 2003)—eOn Communications CorporationTM (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today announced that it expects to return to profitability for the third quarter ended April 30, 2003. Exceeding revenue and earnings guidance previously announced on February 24, 2003, the Company now expects revenues for the third quarter to be approximately $4.7 Million, a 45% increase over the third quarter of fiscal 2002 and a 15% sequential improvement over the second quarter of fiscal 2003.

In line with the increased revenues, the Company expects to return to profitability and report net income of approximately $80,000, or $0.01 per share, compared with a net loss of $3,041,000, or $0.25 per share, in the prior-year period and a net loss of $532,000, or $0.04 per share, in the second quarter ended January 31, 2003. Cash flow from operations for the quarter is expected to be approximately $400,000, with total cash and investments increasing from $6.6 Million at January 31, 2003 to $6.8 Million on April 30, 2003.

The higher-than-expected revenues are attributable to programs the Company put in place last year to expand distribution and increase service revenues. The addition of distribution partners in the U.S. and Asia has led to significant new customer wins over the past six months and an expanded presence for the Company in government, financial services and international markets. eOn also continues to experience growth of its service-related revenues by upgrading existing customers to the eQueue Multi-Media Contact Center solution and delivering new professional services to the contact center industry.

“We are delighted to reach our goal of returning to profitability ahead of schedule,” said Troy Lynch, eOn President and CEO. “The success of our new sales and distribution initiatives, our ability to respond to what continues to be a competitive marketplace, and the demonstrated need for proven and reliable contact center solutions combine for a more optimistic outlook for eOn. We will continue to exercise financial discipline and put programs in place that position us for continued revenue and earnings improvements.”

eOn will announce third quarter 2003 financial results after the close of market on Wednesday, May 21, 2003, and will host a conference call via telephone and Webcast at 11:00 a.m. EDT on Thursday, May 22, 2003, to discuss its third quarter results and outlook for the fourth quarter. To hear the call, dial (706) 643-3807 or visit the Web at www.eoncommunications.com and follow the directions on the home page.

The Company cautions that its anticipated results are preliminary, based on the best information currently available and subject to customary quarter-end review procedures by the firm’s independent accountants.

About eOn CommunicationsTM

eOn Communications CorporationTM is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation